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                                                                   EXHIBIT 10.62

                                    AGREEMENT

         This AGREEMENT ("Agreement") is dated as of October 24, 2000 by and between Cardinal Health Sales and Marketing Services ("Vendor"), a division of RedKey, Inc., an Ohio corporation, with its principal place of business at 7000 Cardinal Place, Dublin, Ohio, and Guilford Pharmaceuticals Inc. ("Company"), a Delaware corporation having a principal place of business at 6611 Tributary Street, Baltimore MD 21224.

                             BACKGROUND INFORMATION
         Company develops, distributes and sells pharmaceutical products, and Vendor provides medical representatives who Detail (as hereinafter defined) pharmaceutical products for third parties. The Company desires Vendor to provide representatives to Detail certain products as determined and directed by Company in the Territory (as hereinafter defined), pursuant to the terms and conditions of this Agreement, and Vendor desires to provide the Representatives and perform such services pursuant to the terms and conditions set forth in this Agreement.

         The parties hereby agree as follows:

                                    ARTICLE I
                      DEFINITIONS AND REFERENCES TO VENDOR

         1.1. Definitions. The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings:

                  (a) "Act" means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

                  (b) "Affiliate" shall have the definition set forth in Rule 405 promulgated under the Securities Act of 1933, as amended.

                  (c) "Agency" means any governmental regulatory authority in the Territory responsible for granting approvals for the sale or maintaining regulatory oversight of the Products, including, without limitation, the FDA (as hereinafter defined).

                  (d) "Contract Year" means a period of twelve (12) consecutive months during the term of this Agreement, beginning on the Effective Date (as hereinafter defined).

                  (e) "Detail" means an interactive, face-to-face visit by a Representative with a Target Customer (as hereinafter defined) or his or her legally empowered designee in the Territory, during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product (as hereinafter defined) is described by the Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or desirable, the Product Labeling (as hereinafter defined) and the Product Promotional Materials (as hereinafter defined).

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                  (f)      "Effective Date" means the date this Agreement is
fully executed by both parties.

                  (g) "FDA" means the United States Food and Drug Administration and any successor agency having substantially the same functions.

                  (h) "Manager" means an individual hired by and retained as an employee of Vendor to supervise activities of Representatives under this Agreement, including district sales managers, regional sales directors, a national sales director, and a project manager.

                  (i) "PDMA" means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

                  (j) "Product Detail" means Detail of a Product between Target Customer and Representative. When used as a verb, "Detail" or "Detailing" shall mean to engage in a Detail as defined in this Section 1.l(e).

                  (k) "Product Labeling" means all labels and other written, printed, or graphic matter provided by the Company including (i) any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, Product package inserts.

                  (l) "Product Launch Date" means the first Monday following completion of the Training Program (as defined in Section 6.1).

                  (m) "Product Promotional Materials" means all written, printed or graphic material provided by the Company, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Company deems necessary or appropriate to conduct the Program. Product Promotional Materials shall include FDA approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of each of the Products.

                  (n) "Products" means the pharmaceutical products to be detailed by Representatives and marketed by Company as set forth on attached
Schedule 1.1(l) and such other products as may be mutually agreed between the parties and added to Schedule 1.1(l).

                  (o) "Program" means the program of Detailing to be conducted by the Representatives pursuant to this Agreement and during the term of this Agreement, as defined in Section 14.1.

                  (p) "Representative" and "Representatives" mean an individual hired by and retained as an employee of Vendor to conduct Detailing of Products in connection with the Program. As sometimes used herein, Representative shall also include Managers.

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                  (q)      "Target" or "Target Customer" means a physician or
other specialist identified by Company.

                  (r) "Territory" means the geographical area specified in the attached Schedule 1.1(p).

                  (s) "Vendor" means Cardinal Health Sales and Marketing Services, a division of RedKey, Inc., an Ohio corporation. References herein to Vendor shall be deemed to include the Representatives and Managers.

                                   ARTICLE II
               APPOINTMENT OF VENDOR; GENERAL SCOPE OF ACTIVITIES

         2.1. Furnishing Representatives. Vendor shall recruit and hire, within twelve (12) weeks after the Effective Date, at least twenty (20), or such greater number of Representatives (not to exceed thirty (30)) as shall be designated by Company within five (5) weeks of the Effective Date, to engage in Product Detail activities in the Territory. Such Representatives shall conform to the Representatives Profile set forth on Schedule 2.1. Vendor shall assign Representatives for such Target Customers, in such numbers, and in such Territories as shall be designated by Company (or recommended by Vendor pursuant to Section 2.9) during the term of this Agreement. Each Representative shall make Product Details on his or her assigned Target Customers based on the general direction given by Company's designated management team and as mutually agreed to by Vendor. The duties of such Representatives shall be exclusively to Detail the Products and perform other related activities deemed necessary for the establishment and maintenance of new and existing customers of the Products in the Territory defined as set forth on Schedule 1.1(p). Company shall at all times retain the right to promote the Products by whomever, wherever and to whomever it chooses.

         2.2 Furnishing Managers. Vendor shall recruit and hire Managers to supervise the activities of Representatives and to perform this Agreement in such numbers and for such Territories (when relevant) as mutually agreed upon by Vendor and Company.

         2.3. Scope of Activities. The parties shall perform the following activities as applicable to each in connection with the Program:

                  (a) Vendor will recruit, interview and hire as its employees Representatives and Managers conforming to the Representatives Profile set forth on Schedule 2.1. Vendor shall have the sole authority to reject any applicant for employment as a Representative or Manager. Company may, at its sole cost and expense, participate with Vendor in the interviewing of Managers, and the Company shall have the right to approve the hire of Managers, and may nominate acceptable Managers for consideration for the Vendor to hire; provided, however, that in the event Vendor rejects an applicant for Manager and thereafter hires such applicant at the request of Company, Company shall indemnify for and hold Vendor harmless from any Damages (as defined in Section 16.1) arising as a result of such Manager's wrongful or negligent acts or omissions.

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                  (b)      Vendor shall have sole and exclusive authority to
discipline or terminate the employment of Representatives and the Managers. Company may reasonably request that a Representative or Manager be terminated or reassigned if such Representative's or Manager's activities or conduct are not adequately achieving the performance goals of the Product, or if the Representative or Manager fails to comply with all applicable laws, regulations, and Company requirements for Detailing the Product. Reassignment in this context under this Agreement may mean reassignment to another part of the Territory, or reassignment to another contract sales force for another Vendor account. Vendor shall use its best efforts to comply with such request; provided that such action complies with applicable laws and is in accordance with Vendor's policies and procedures as determined by Vendor. In the event Vendor determines that its policies and procedures or applicable laws prohibit the termination or reassignment of any Representative so requested by Company, it shall notify Company of such determination and submit a corrective action plan for Company approval.

                  (c) Vendor shall cause each Representative to attend and successfully complete the Training Program (as defined in Section 6.1) conducted jointly by Company or its agents and Vendor for each of the Products prior to participating in the Program. Any such Representative who shall not successfully complete all such requirements shall be removed and replaced by another Representative who shall comply with such requirements.

                  (d) Vendor shall from time to time and in any case every six (6) weeks if so requested by Company, beginning with the Product Launch Date conduct random profiles of activities during the Program consisting of satisfaction surveys sent to customers with whom Representatives have interacted and share the results of such profiles with Company on a regular and prompt basis. Vendor shall reasonably assist the Company should Company decide to conduct such random profiles itself.

                  (e) Vendor's District Managers shall, as part of their activities under this Agreement, routinely accompany Representatives on Details, conduct field evaluations of the Representatives and the Program, including time supervision, territory management, and reporting, and be available to review such evaluations with the Company's coordinator of the Program. At Company's request, Vendor shall permit Company or its designated representative to review Vendor's evaluations relating to the foregoing and to accompany the Representatives on such Details.

                  (f) Company shall provide Vendor, without cost, sufficient quantities of the Product Promotional Materials and Product Labeling for the performance and supervision of Detailing. Company shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling. In connection with the Detailing of the Products, the Representatives shall use only the Product Labeling and the Product Promotional Materials provided by Company; and under no circumstances shall Vendor or the Representatives develop, create, or use any other promotional material or literature for the Detailing of the Products. Company shall advise Vendor immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice Vendor and the Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by Company.

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                  (g)      Vendor shall instruct the Representatives to limit
their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials. The Representatives shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials. Representatives shall not make any disparaging, untrue, or misleading statements about any of Company or its Affiliates, employees, competitors, or competing products. Representatives shall Detail the Products in strict adherence to all applicable laws, regulations, and professional requirements, including, but not limited to, the Act, the Medicare and Medicaid Anti-Kickback Statute, and the American Medical Association Gifts to Physicians from Industry Guidelines.

                  (h) The Representatives shall remain under the direct authority and control of Vendor, but shall cooperate with Company and shall receive advice and direction related to Detail activities on the Products from Company and Vendor mutually. Company shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products. Any Company personnel interacting with Vendor Representatives shall not discipline the Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Representatives or otherwise control the daily activities of Representatives. Company shall use commercially reasonable efforts to advise Vendor, and to the extent necessary, to share with Vendor copies of reports, memoranda, and other data relating to Company's observations or assessment of the Representative's performance under this Agreement.

                  (i) Vendor shall supply Representatives and Managers with fleet vehicles for their use in performing and supervising the Detailing, and Company shall reimburse Vendor for all of its reasonable, budgeted, documented out-of-pocket costs related to such vehicles, including but not limited to costs related to owning, leasing, maintaining, insuring, and/or operating such vehicles (including fuel costs). Company shall reimburse Vendor for all reasonable, budgeted, documented out-of-pocket costs and expenses (i.e., airline tickets and other travel expenses, hotel, rent-a-car, business meals, travel meals, etc.) of Representatives and Managers in connection with performing services pursuant to this Agreement. Company and Vendor shall establish a mutually acceptable budget for the costs and expenses referenced in this subparagraph for each Territory, and Vendor shall obtain prior approval for any such costs or expenses that exceed the budget. All such costs and expenses in excess of such budget shall be for the Vendor's account, unless Company agrees otherwise.

                  (j) Company and Vendor shall work together, using their respective proprietary databases, to establish a database of Target Customers in the Territory. Company and Vendor shall confer throughout the term of the Agreement regarding additions to and deletions from the Target Customer database. Company.

                  (k) Representatives and Managers shall comply with Vendor's drug policy, a copy of which is attached hereto and incorporated by reference herein as Schedule 2.3(k).

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         2.4.     Orders for Products. Company shall be solely responsible for establishing the terms and conditions of the sale of the Products, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product. Company shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing. If Vendor or the Representatives receive an order for the Products, they shall immediately transmit such order to Company for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in Company's sole discretion.

         2.5. Representatives' Activity. Subject to Company's obligations and representations and warranties in this Agreement, any negligent or wrongful act or omission on the part of the Representatives (both individually and as a group) that occur during the term of this Agreement and that arise during the course and within the scope of their employment with Vendor pursuant to this Agreement shall be deemed to be negligent or wrongful acts or omissions of Vendor; provided, however, that any acts or omissions of the Representatives pursuant to the direction, control or supervision of Company or its employees or agents shall not be deemed to be negligent or wrongful acts or omissions of Vendor. Wrongful acts or omissions shall include in this context under this Agreement failure to comply with applicable laws and regulations or Vendor's policies and procedures or Companies policies and procedures that have been communicated in writing to Vendor and the Representative. Each party shall notify the other in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of the Representatives of which it becomes aware along with a plan to remedy such acts or omissions, and Company shall provide Vendor with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Representatives.

         2.6 Performance Appraisal. From time to time at Company's request and in any case at 3 months and 6 months after the Product Launch Date, and every six (6) months thereafter, Vendor and Company shall jointly conduct a performance appraisal of each Representative. Without limiting its rights under this Agreement, including Section 2.3(b) and Section 2.5, Company shall have the right to request the reassignment of any Representative who is achieving less than 80% of the sales targets established for that Representative for a given quarter. From time to time at Company's request, Vendor shall make available to Company for review the primary call data and records.

         2.7 Vacancies/Turnover. In the event of a Representative vacancy due to resignation, reassignment, termination or hiring by the Company pursuant to Section 3.3 of a Representative, Vendor shall, at Company's request, use its best efforts to fill any such vacancy within a four (4) week period. All recruiting and other related expenses for filling a vacancy shall be borne by Vendor; provided, however, that Company shall reimburse Vendor all recruiting and other related expenses for filling any vacancy occurring pursuant to Company's request for reassignment or termination other than: (i) a request pursuant to the last sentence of Section 2.5, the penultimate sentence of
Section 2.6, or Section 14.7; (ii) due to the Representative's failure

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to conform (or to continue to conform) to the Representatives Profile set forth in Schedule 2.1; or (iii) due to the failure of the Representative to Detail in conformity with applicable law or regulations, or to follow Vendor's policies and procedures. If Company desires to interview any candidates, Company shall bear its own cost of attending any final interview conducted by Vendor or the costs of any separate interview arranged for by Company.

         2.8 Adjustments to Number of Representatives. No more than every six (6) months, Company may initiate a review by the parties of the adequacy or appropriateness of the number of Representatives, and may designate plans, to be instituted over a period of no longer than ninety (90) days, for an increase or decrease in the number of Representatives based on the market performance of the Product, the Detailing of the Product by Representatives who may be hired by Company as contemplated in Section 3.3 or other parties, or other factors, provided that Vendor may, upon thirty (30) days prior written notice, terminate this Agreement in the event that the total number of Representatives under this Agreement reaches ()twenty (20) Representatives, with no vacancies authorized to be filled by Company.

         2.9 Territory Design. At the request of Company, Vendor shall design and implement (or redesign and re-implement) a Territory design (including sizing, deployment, alignment and mapping) of Representatives which Vendor recommends as optimal for the Detailing of the Products (for the fee set forth in Schedule 3.1. D, attached hereto).

                                   ARTICLE III
                                  COMPENSATION

         3.1.     Amount and Time of Payment.

                  (a) For services hereunder, Company shall pay to Vendor the fees set forth in Schedule 3.1 attached hereto and incorporated by reference (the "Services Fee"), which shall be payable as follows:

                  Time Period - Contract Year                         Payment Amount
                  ---------------------------                         --------------
                  1st Contract Year                                   A total of $2,000,000.00,
                                                                      payable in twelve equal
                                                                      monthly installments of
                                                                      $166,666.66.

                  2nd Contract Year                                   Service Fees, plus the
                                                                      Deferred Fees (as hereinafter
                                                                      defined).



                  3rd Contract Year                                   Service Fees, plus the
                                                                      Deferred Fees (as hereinafter
                                                                      defined).


                  At the conclusion of the first Contract Year, Vendor and Company shall calculate the actual Service Fee for that first contract year. The "Deferred Fees" shall be the amount of the first year Service Fee plus any other amount due under this Agreement less the $2,000,000.00 payment

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                           (i)      The Deferred Fees shall be repaid by Company
over the second (2nd) and third (3rd) Contract Years, provided Company is not in breach of this Agreement and the Agreement remains in full force and effect. Company shall pay the Deferred Fees in equal monthly installments of principal plus accrued Interest, beginning on the first day of the thirteenth (13th) month of the Agreement and continuing on the first (1st) day of each calendar month thereafter until all outstanding principal and accrued interest has been paid in full, which in no event shall exceed the first day of the thirty-sixth (36th) month of this Agreement.

                           (ii)     The Deferred Fees shall accrue interest
beginning the first day of Contract Year two (2) at the rate of the 3-month LIBOR plus 175 basis points, adjusted quarterly ("Interest").

                  (b) Vendor shall submit monthly invoices to Company for all Service Fees and any other amounts due under this Agreement and Company shall pay such amounts within thirty (30) days of the invoice date.

                  (c) Notwithstanding any other right or remedy, in the event of Company's default or a breach of this Agreement and failure of Company to cure same within fifteen (15) days of notice to such effect by Vendor, all unpaid principal and accrued but unpaid interest shall be accelerated and immediately due and payable by Company.

                  (d) Without limiting Vendor's rights under law or equity, Vendor and its Affiliates, parent or related entities, may exercise a right of set off against Company for any and all amounts due under this Agreement including, but not limited to, the Deferred Fees, against any amounts owed to Company by Vendor, or its Affiliates, parent, or related entity, if , during the term of this Agreement, Company defaults on any of its loan covenants with its third party lenders, or their assignees, which default remains uncorrected for a period of ten (10) days beyond any applicable cure period.

                  (e) If this Agreement is terminated prior to expiration of the Initial Term, all Deferred Fees shall become immediately due and payable by Company.

                  (f) In the event the duration of this Agreement is extended for the Renewal Term, as defined in Section 14.1, Company shall pay Vendor a Service Fee for the Renewal Term as further negotiated by the parties.

         3.2. Early Termination Fee. If during the first 12 months following the Effective Date, Vendor terminates this Agreement pursuant to Sections 2.8, 14.2, 14.3, 14.6 or 14.7, or Company terminates this Agreement pursuant to Sections 14.4 or 14.7, Company shall pay Vendor, as reimbursement for Vendor's expenses in preparing to perform and performing this Agreement, as well as for Vendor's expectancy interest under this Agreement, a fee equal to the amount set forth on Schedule 3.2 attached hereto (the "Early Termination Fee"). Company and Vendor acknowledge that Vendor's damages upon termination of this Agreement would be difficult to ascertain and not susceptible of ready proof, and that the Early Termination Fee is

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agreed to as a reasonable estimation of Vendor's damages upon early termination of the Agreement, and not as a penalty.

         3.3.     Company's Hiring of Representatives or Managers.

                  (a) Company acknowledges that Vendor has incurred or will incur costs and expenses in connection with recruiting, hiring, and training the Representatives and Managers. During the term of this Agreement, in the event Company hires as its own employee or as an independent contractor or agent any one or more of the Representatives, Company shall pay Vendor the fee(s) set forth in the attached Schedule 3.3. The provisions of this Section 3.3(a) shall not apply to any Representatives hired by Vendor who were employees of Company as of the date of this Agreement.

                  (b) Beginning twelve (12) months following the Effective Date for Representatives and beginning six (6) months following the Effective Date for Managers, Company shall have the right to identify those Representatives or Managers, that Company desires to hire (collectively, the "Targeted Employees") and to negotiate with any Targeted Employee concerning the terms on which Company might hire that Targeted Employee. Vendor agrees not to interfere with the Company's solicitation and hiring of the Targeted Employees , and Vendor will assist Company in the transition of Targeted Employees from Vendor to Company, provided, however, that in the event such Targeted Employer declines employment with Company, then Vendor shall have the right to discuss other employment opportunities with such Targeted Employer that would commence after expiration of the Term of the Agreement and any renewal. For a period of twelve months after any termination of this Agreement, Vendor agrees not to solicit for hire as an employee, agent or independent contractor any Targeted Employee hired by Company during the term of this Agreement.

         3.4. Reimbursement of Expenses. Except as provided in Section 3.1(a), all expenses of Vendor for which Company is obligated to reimburse Vendor under this Agreement, including but not limited to travel expenses and vehicle expenses under Section 2.2(i), shall be paid by Company within 30 days after Vendor has submitted a statement itemizing such expenses. Vendor shall use its best efforts to submit such expense statements to Company monthly.

         3.5 Past Due Amounts. Failure of the Company to timely make any payment to Vendor under this Agreement within fifteen (15) days of the due date will constitute a material breach of this Agreement by Company. All amounts owing by Company to Vendor pursuant to this Agreement that are not timely paid by Company will bear interest at the rate of 10% per annum from the due date.

         3.6      Bonus Potential.

                  (a) Upon execution of this Agreement and no later than each anniversary of the Effective Date, Company and Vendor shall use good faith efforts to jointly determine or revise, as the case may be, unit sales forecast (the "Unit Sales Forecast") for each year following the Product Launch Date during the Initial Term and any Renewal Term (each such year, a "Detailing Year") for the purpose of evaluating the Representatives and determining eligibility

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for a potential Bonus. The Bonus for a given Detailing Year will be based upon
Actual Unit Sales over the Forecasted Unit Sales, as further set forth on
Schedule 3.6 attached hereto, as the same may be amended by the written agreement of the parties from time to time.

                  (b) Company shall reimburse Vendor for the Bonus for any Representative actually paid by Vendor to the Representative in accordance with
Schedule 3.6 no later than sixty (60) days following the close of a Detailing Year relating to which such Bonus was paid.

                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         4.1. By Vendor. Vendor represents, warrants, and covenants to Company, as of execution of this Agreement and during the term of this Agreement, as follows:

                  (a) that Vendor and the Representatives shall perform the Detailing in a professional, timely, competent and efficient manner;

                  (b) that Vendor shall comply with all laws, rules and regulations that apply to the performance of services under this Agreement, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C.
Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C.
Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

                  (c) when on Company's premises or on the premises of Company's customers, Vendor and the Representatives shall comply with all of Company's or Company's customer's policies regarding the conduct of visitors of which Vendor and the Representatives are aware, a copy of which Vendor acknowledges receiving;

                  (d) that the Representatives and Managers shall be exclusively assigned to Detailing and supervision of the Detailing of the Products, and no other activities unrelated to the Program;

                  (e) that Vendor is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement;

                  (f) That Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio; and

                  (g) That Vendor has the full right, power and authority to execute, deliver and perform this Agreement and that this Agreement has been duly executed and delivered by Vendor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

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         4.2.     By Company. Company represents, warrants, and covenants to
Vendor, as of execution of this Agreement and during the term of this Agreement, as follows:

                  (a) that Company is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement;

                  (b) that Company shall comply with all laws, rules and regulations that apply to the Products and their sale, the Program, and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

                  (c) that the Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all rules and regulations of the FDA;

                  (d) that, subject to FDA approval, the Products may be lawfully Detailed and sold;

                  (e) that Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

                  (f) that Company has the full right, power and authority to execute, deliver and perform this Agreement and that this Agreement has been duly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

                                    ARTICLE V
                    STATUS OF VENDOR AND THE REPRESENTATIVES

         5.1. Vendor Independent Contractor. Vendor is being retained and shall perform hereunder strictly as an independent contractor. Representatives and Managers of Vendor performing services hereunder shall not be, and shall not be considered to be, employees of Company for any purpose, and shall at all times remain employees of Vendor, subject to Section 3.3. Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party's employees, except as otherwise provided in this Agreement.

         5.2. No Company Benefits. While employees of Vendor, the Managers and Representatives are not eligible to participate in any benefits programs or sales bonuses offered by Company to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by Company to its employees, provided that the Representatives shall be eligible to participate in Company sales contests if so requested by Company and approved by Vendor, and former employees of Company hired by Vendor shall not be required to forfeit any Company benefits. Vendor acknowledges and agrees

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that Company does not, and will not, maintain or procure any worker's compensation or unemployment compensation insurance for or on behalf of the Managers or Representatives while they are employees of Vendor. Vendor acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees (including Representatives and Managers) may be entitled to receive in connection with the performance of the services hereunder. Notwithstanding the foregoing, Vendor agrees that Company shall have the right to approve the initial salary payable to any Representative hired by Vendor who is an employee of Company as of the date of this Agreement.

         5.3 Sales, Use and Excise Taxes. If any state or local government or other taxing authority determines that sales, use or excise Taxes ("Taxes") are applicable to Vendor's services performed hereunder, Vendor shall promptly accrue and Company shall pay such Taxes on behalf of Vendor to the appropriate taxing authorities. In addition, Company shall be responsible for the payment of any applicable Taxes related to Company's supply to Vendor of Product Promotional Materials and Product Samples.

         5.4. No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture or, except as otherwise provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

                                   ARTICLE VI
                                    TRAINING

         6.1.     Training Programs.

                  (a) Company and Vendor shall conduct a training program (of approximately five (5) days duration) for the Representatives and Managers prior to the commencement of the Program (but after Company makes pre-stocking shipments of Products) (the "Training Program"). The Company shall prepare and conduct its portion of the Training Program on such medical and technical information about the Products. Vendor shall prepare and conduct its portion of the Training Program on sales skills, data gathering, regulatory requirements and applicable laws, recalls, electronic equipment, and Vendor's policies and procedures. Except as provided in Schedule 3.1, each party shall be responsible for its own costs in connection with the preparation and conducting its portion of the Training Program.

                  (b) In order to qualify for assignment in a Territory, a Representative must demonstrate thorough knowledge of the Products by passing Company approved Product tests at a level of proficiency agreed upon by Company and Vendor.

         6.2. Training Materials. With the advice and assistance of Company, Vendor shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Representative for "at home" study a minimum of five (5) days prior to the commencement of the Training Program. Company shall provide vendor with clinical and other information about the Products in order to prepare such written training materials and programmed learning unit.

         6.3. Company Assistance. During the term of this Agreement Company shall assist Vendor's Representatives and Managers with respect to the Training Program and additional orientation and ongoing training for the Representatives.

                                   ARTICLE VII
                                     SAMPLES

         7.1. Provision of Samples. Company shall provide samples of the Products to the Representatives at Company's option and at its expense. Company shall determine the quantity and types of samples to be provided to the Representatives and the method of distribution of the samples. In the event Company elects to have Vendor manage the storage and distribution of samples, Vendor shall pass on to Company the actual invoice costs for storage, distribution and other related costs and use prudent business sense in costs incurred. All samples shall be stored and handled by Company and Vendor in compliance with the PDMA and applicable law.

         7.2 Sample Accountability. Vendor shall prepare and provide to Company for approval a sample accountability program applicable to the samples provided by Company.

         7.3. Return of Samples. Within 30 days following the termination or expiration of this Agreement or within 30 days from the termination or removal from the Program of a Representative (unless such Representative has been hired or retained by Company), Vendor shall cause the Representatives to return to Company all unused Product samples provided to Vendor or the Representatives by Company. Company shall pay or reimburse Vendor for all costs and expenses in connection with the storage and shipment of returned samples.

                                  ARTICLE VIII
                   TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

         The Products shall be Detailed by Vendor's Representatives under trademarks owned by Company or an Affiliate of Company. This Agreement does not constitute a grant to Vendor of any property right or interest in the Products or any trademarks which Company or an Affiliate of Company uses with respect to the Products or to the name or business style of Company. Vendor and the Representatives shall use the Product Promotional Materials only for the purposes of this Agreement, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain with Company.

                                   ARTICLE IX
                     COMMUNICATIONS; MONITORING THE PROGRAM

         9.1. Communications from Third Parties. Subject to Article XI, Vendor and its Representatives shall use their best efforts to advise Company of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products that are not addressed by either Product Labeling or the Product Promotional Materials, of which Vendor becomes aware. All responses to such communications to the medical profession or such other third parties shall be handled solely by Company. Vendor shall provide reasonable assistance to Company to the extent requested by Company, and at Company's cost and expense, to fully respond to such communications.

         9.2. Government Agencies. Subject to Article XI, all communications with government agencies, including the FDA, concerning the Products shall be the sole responsibility of Company. Vendor shall assist Company with respect to such communications with government agencies to the extent requested by Company, and at Company's cost and expense. Vendor shall use its best efforts to provide Company with any documents or information reasonably requested by Company for purposes of responding to any communications with government agencies within 24 hours of Company's request.

         9.3. Customer Communications. In addition to Detailing, Vendor shall assist Company with respect to customer communications (as reasonably requested by Company and at Company's cost and expense) within the Territory and shall regularly advise Company of market, economic, regulatory and other developments of which Vendor may become aware which may affect the sale of the Products in the Territory.

         9.4. Appointment of Coordinators. The parties shall each appoint an authorized coordinator of the Program ("Coordinators") between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated. Within 30 days of signing this Agreement, each party will notify the other as to the name of its Coordinator. Each party may replace its Coordinator at any time, upon notice to the other party.

         9.5. Review of Results. The parties shall confer periodically, but at least once per month via telephone conference and once per calendar quarter in person, if requested by either party, to review and discuss the actual results compared to the marketing plans for Detailing of the Products, and share data, reports and other documents relative to such results. A report similar to the Form of Management Report set forth in Schedule 9.5 attached hereto, shall be generated by Vendor and provided to Company. Vendor shall, upon Company's request, include the participation of Representatives and/or Managers in such review.

                                    ARTICLE X
                                    INSURANCE

         10.1. Vendor Insurance Coverage. Vendor shall maintain insurance coverage as follows:

                  (a) Workers' Compensation insurance with statutory limits of liability and Employer's Liability insurance with a limit of $500,000;

                  (b) Commercial General Liability insurance, including completed operations and products liability, with a combined single limit of $2,500,000;

                  (c) Automobile liability insurance with a combined single limit of $1,000,000.

         10.2. Company Insurance Coverage. Company shall maintain Commercial General Liability insurance with a combined single limit of at least $6,000,000 and Products Liability insurance with a limit of at least $10,000,000.

         10.3 Certificates of Insurance.All of the foregoing insurance shall be maintained with responsible carriers and such terms of coverage shall be evidenced by certificates of insurance furnished by one party to the other. Such certificates of insurance shall provide for at least 30 days' written notice to the other party prior to cancellation or modification of any of the material terms of such coverage, and include the other party as an additional insured.

                                   ARTICLE XI
                ADVERSE REACTION REPORTING AND REGULATORY MATTERS

         11.1. Immediate Notification. Vendor and Company agree to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products. "Serious" and "unexpected," as used herein, shall have the meanings set forth in 21 CFR 314.80(a).Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.

         11.2. Threatened Agency Action. Vendor and Company shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by an Agency which may affect the Products. Vendor shall, at the request of Company and at the cost and expense of Company, cooperate with Company in formulating a procedure for taking appropriate action in response to such information. Unless compelled by law, Vendor shall not respond to an Agency without the prior written consent of Company.

         11.3. Training. Vendor and Company shall develop appropriate instructions in the Training Program for Representatives as to handling of information received or obtained subject to Sections 11.1 and 11.2.

                                   ARTICLE XII
                                  RETURN/RECALL

         12.1.    Returned Products.

                  (a) Company shall be responsible for handling all returned Products, including shipment and compensation or credit for the returned Products. Any Products inadvertently returned to Vendor shall be shipped to Company or at its direction, in compliance with Company's returned goods policy, and Vendor shall advise the customer who made the return that the Products have been returned to Company. Company shall reimburse Vendor's shipping and other costs in connection with the handling of such returned Products within 30 days of delivery to Company of Vendor's statement for such costs. Upon request Vendor shall provide Company with documentation relating to such costs.

                  (b) At Company's request, Vendor shall assist Company in obtaining and receiving any Products that have been recalled, and any costs incurred by Vendor with respect to participating in any such recall shall be reimbursed by Company within 30 days of delivery to Company of Vendor's statement for such costs.

                                  ARTICLE XIII
                            CONFIDENTIAL INFORMATION

         13.1. Confidential Information. Vendor acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of Company in the course of the performance of services under this Agreement. For the purposes of this Agreement, "Confidential Information" shall mean any information of Company or any Affiliate thereof, which gives Company an advantage over its competitors who do not possess such information and constitutes valuable trade secrets and/or proprietary data which was revealed to Vendor as a result of entering into or performing its obligations under this Agreement, including but not limited to, information which relates to Products, the Program, Target Customers, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information. Provided, however, that Confidential Information shall not include any information that:

                  (a) Was known to Vendor prior to execution of this Agreement. without an obligation to keep it confidential;

                  (b) Was lawfully obtained by Vendor from a third party without any obligation of confidentiality;

                  (c) Is, at the time of disclosure, in the public knowledge;

                  (d) Becomes part of the public knowledge after disclosure by publication or otherwise, except by breach of this Agreement;

                  (e) Is developed by Vendor independently and apart from this Agreement; or

                  (f) Is otherwise knowledge possessed by Vendor or its employees as the result of their industry experience or education.

         13.2 Handling of Confidential Information. Except as otherwise required by law, Vendor shall keep all Confidential Information in confidence and shall not, at any time during or for a period of five (5) years from the termination of this Agreement, without Company's prior written consent, disclose or otherwise make available, directly or indirectly, any Confidential Information to anyone other than Vendor employees and Representatives who need to know the same in the performance of the services hereunder. Vendor shall use the Confidential Information only in connection with the performance of the services hereunder and for no other purpose. Vendor shall inform its employees and Representatives of the trade secret, proprietary and confidential nature of the Confidential Information.

         13.3 Prior Confidentiality Agreements. With respect to all Confidential Information of Company which has previously been or which may be disclosed to Vendor under the Confidentiality Agreement dated as of April 15, 2000 between the parties hereto or the letter agreement dated April 28, 2000 between Company and Cardinal Health (including the parties encompassed by said term by footnote) (together, the "Prior Confidentiality Agreements") or this Agreement, Company shall have the cumulative benefit of Vendor's confidentiality covenants under the Prior Confidentiality Agreements and this Agreement, and neither of the Prior Confidentiality Agreements nor this Agreement shall be deemed to supersede or control over the other such agreements to the disadvantage of Company with respect to its Confidential Information.

                                   ARTICLE XIV
                              TERM AND TERMINATION

         14.1. Term. This Agreement shall take effect on the date on which both parties execute this Agreement (the "Effective Date"), but the Program shall continue in effect until the date thirty-six (36) months after the Product Launch Date (the "Initial Term"), unless terminated earlier as set forth herein. Notwithstanding the foregoing, Company may, at its option upon written notice to Vendor at least 120 days prior to the expiration of the Initial Term, and with the written consent of Vendor, extend the Initial Term for one additional year (the "Renewal Term"). If Company desires to exercise renewal term, parties shall negotiate in good faith provisions of Section 3.1(b) regarding compensation. References in this Agreement to the term of this Agreement include both the Initial Term and the Renewal Term, if applicable.

         14.2. Bankruptcy: Insolvency. Either party may terminate this Agreement upon notice to the other upon the occurrence of: (a) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (b) the filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws.

         14.3 Termination For Breach. Either party may terminate this Agreement upon 30 days prior written notice if the other party breaches a material provision of this Agreement and fails to cure the breach within 15 days after written notice from the non-breaching party. Provided, however, that such cure period shall be five (5) days in the case of material breach under Section 3.5.

         14.4 Termination Due To Delay in Product Launch. If the Product Launch Date does not occur within 120 days after the Effective Date, either party may terminate this Agreement upon 60 days written notice to the other.

         14.5 Termination Due To Regulatory And Other Problems. If the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, recalls, raw materials shortages, or similar factors beyond the control of Company, then either party may terminate this Agreement upon 30 days written notice to the other. If the Agreement is not terminated pursuant to this Section 14.5, (a) the provisions of Sections 2.3, 2.4, 2.5, 2.6 and 2.7 shall be of no force or effect until the Company recommences the marketing of the Product; and (b) Company shall not be permitted to terminate this Agreement pursuant to Section 14.3 until the Company recommences the marketing of the Product.

         14.6 Termination Due To Assignment or Change in Control. In the event of a Change of Control (defined herein), the party that has had a Change In Control (the "Affected Party") shall give Notice to the other party (the "Non-Affected Party") within 30 days of the occurrence of such Change In Control. If the Change In Control involves a material and direct competitor of the Non-Affected Party, the Non-Affected Party may terminate this Agreement by written notice to the Affected Party within 60 days after receipt of the Notice of a Change In Control. If the Change In Control does not involve a material and direct competitor of the Non-Affected Party, this Agreement may not be terminated by the Non-Affected Party. For purposes of this Section, "Change In Control" includes a purchase, assignment or transfer of a controlling interest in the Affected Party or substantially all of its business and assets and any merger or consolidation involving the Affected Party or any Affiliate of the Affected Party that requires a vote of the stockholders of the Ultimate Parent of the Affected Party. "Ultimate Parent" for Vendor is Cardinal Health, Inc. and the Ultimate Parent for Company is its stockholders.

         14.7. Termination Due to Discontinuation of Product. Company may terminate this Agreement on 30 days' prior written notice if Company elects to discontinue the promotion, sale or distribution of the Product from the marketplace. This provision shall not be available if Company simply wants to change the party or parties or means for Detailing the Product.

         14.8 Termination: Phase Out. In the event that this Agreement is terminated pursuant to Sections 14.2 through 14.7 and at Company's request, the parties shall discuss in good faith an appropriate phase-out of Vendor's Detailing activities.

         14.9. Termination: Continuing Rights. The termination or expiration of this Agreement shall not affect Company's obligation to reimburse or pay Vendor any amount then due and owing under this Agreement. Further, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination. The Service Fee paid by Company for the month in which this Agreement is terminated shall be prorated based on the number of days in that month, and Vendor shall refund any overpayment to Company.

         14.10 Termination: Return of Materials. Within 60 days following the termination or expiration of this Agreement, Vendor shall return to Company all Confidential Information, Product Promotional Materials, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Vendor by Company.

                                   ARTICLE XV
                           RECORDKEEPING; AUDIT RIGHTS

         15.1. Vendor Record Keeping: Inspection by Company. Vendor shall keep accurate records in sufficient detail as to: (i) Detailing activities by Representatives; and (ii) costs and expenses for which Company must reimburse Vendor under this Agreement. Upon Company's reasonable request made during or within three (3) year after the term of this Agreement, and at Company's expense, Vendor shall permit Company's designated employees or agents to have access during ordinary business hours to records of such matters. Company and its designated employees or agents shall maintain in confidence all such cost and expense records of Vendor.

                                   ARTICLE XVI
                                 INDEMNIFICATION

         16.1 Definitions. As used in this Article 16 and this Agreement, "Damages" shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred as a result of any claims, suits, liabilities, or actions of any nature.

         16. 2.   Indemnification by Vendor. Subject to the extent of any
indemnification from Company pursuant to Section 16.3 hereof, Vendor shall indemnify and hold Company, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Company, arising directly or indirectly from:

                  (a) Vendor's breach of or failure to comply with any of its obligations under this Agreement;

                  (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Vendor in this Agreement;

                  (c) any negligent or wrongful act or omission on the part of Vendor or its employees or agents;

                  (d) Vendor's violation of or failure to comply with all applicable laws, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

                  (e) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Company; or

                  (f) any federal or state claim or assessment for nonpayment or late payment by Vendor of any tax or contribution based on the status of any Representatives as employees of Vendor.

         16.3. Indemnification by Company. Subject to the extent of any indemnification from Vendor pursuant to Section 16.2 hereof, Company shall indemnify and hold Vendor and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Vendor, arising directly or indirectly from:

                  (a) Company's breach of or failure to comply with any of its obligations under this Agreement;

                  (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Company in this Agreement;

                  (c) any negligent or wrongful act or omission on the part of Company or its employees or agents;

                  (d) Company's violation of or failure to comply with all applicable laws, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

                  (e) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Vendor;

                  (f) the accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program;

                  (g) any claims or liabilities for injury to or death of persons, regardless of when such claim or liability is asserted or incurred, resulting from or arising out of the manufacture, use, sale of the Products, or a manufacturing design or defect of the Products, or any failure to warn or inadequacy of warning regarding the Products;

                  (h) Company's failure to pay when due or to reimburse Vendor for any Taxes (as defined in Section 5.3);

                  (i) any negligent or wrongful acts or omissions on the part of Company with respect to Vendor's employees or Representatives or those individuals who have made application to be Representatives of Vendor; or

                  (j) any federal or state claim or assessment for nonpayment or late payment by Company of any tax or contribution based on the status of any former Representatives as employees or agents of Company.

         16.4. Indemnification Procedures. A party that intends to claim indemnification under this Article 16 "(the "Indemnitee") shall promptly notify the other party (the "Indemnitor") in writing of any action, claim or liability in respect of which the Indemnitee or any of its employees or agents are entitled to indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor. Provided, however, that such settlement or defense does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability subject to indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in connection with any indemnified claim.

         16.5. Limitation on Vendor Liability. It is understood that Vendor is not an insurer and that the sums payable hereunder to Vendor by Company are based upon the value of services offered and the scope of liability undertaken, and such sums are not related to any potential liability of Company. Vendor makes no warranty, expressed or implied, that the services it furnishes will avert or prevent occurrences or the consequences therefrom which may result in loss or damage to Company. In the event of any Damages of which Vendor is liable, Company agrees that Vendor's liability to indemnify Company shall be limited to the greater of: (i) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or (ii) the total amount paid by Company to Vendor under this Agreement. Each party hereby waives any and all rights to subrogation that any insurer of such party may have against the other party. Except as hereinabove provided, each party agrees that the other party shall not be liable for any losses or damages, irrespective of origin, to person or property, whether directly or indirectly caused by performance or non-performance of obligations imposed by this Agreement or by the negligent acts or omissions of the other party , its agents, employees or Representatives.

         16.6 No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other for any consequential damages (other than liability for personal injury as provided in this Article 16), including lost profits.

                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.1. No Waiver: Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver.

The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         17.2. Captions. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         17.3. Governing Law. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of Ohio, exclusive of conflict of laws principles.

         17.4. Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

         17.5. Entire Agreement: Modification. This Agreement contains the entire and exclusive agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof. Except as provided herein, this Agreement may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

         17.6. Notices. Any notice or request required or desired to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail or national express courier (such as Federal Express or UPS) or facsimile transmission to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender, and carrier documentation evidencing delivery to the receiving party or facsimile answerback is obtained. The date of mailing or facsimile transmission of a valid notice as described above shall be deemed to be the effective date on which notice was given.

         All notices shall be addressed to:

                  If to Company, to:
                  Guilford Pharmaceuticals, Inc.
                  6611 Tributary Street
                  Baltimore MD 21224
                  Fax: 410-631-6899

                  Attention:
                  General Counsel and
                  Chief Financial Officer


                  to Vendor, to:
                  Cardinal Health Sales and Marketing Services, a division of RedKey, Inc.
                  7000 Cardinal Place
                  Dublin, Ohio 43017
                  Fax: (614) 757-6000

                  Attention:
                  President

         17.7. Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

         17.8. Assignment. This Agreement may not be assigned or transferred by a party without the prior written consent of the other party hereto.

         17.9. Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the transaction contemplated hereby shall be at such time and in such manner as the parties shall mutually agree, provided that nothing herein shall prevent either party from making such public announcements as it deems necessary in order to comply with applicable laws and regulations, including disclosure requirements of federal securities laws and requirements of federal food and drug laws.

         17.10. Maintenance of Records. Vendor and Company each agree that throughout the term of this Agreement and for a period of six years after the termination of this Agreement, each will maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other applicable legal requirements which relate to the Detailing and marketing of the Products and if applicable, with the other services and activities to be performed hereunder.

         17.11. Force Majeure. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a "Force Majeure Event") provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event. Provided, further, that

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no Force Majeure Event shall serve to delay or excuse any payment by one party to the other then due and owing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

CARDINAL HEALTH SALES                       GUILFORD PHARMACEUTICALS INC.
AND MARKETING SERVICES,
a division of RedKey, Inc.


By /s/ Don Wetherhold                       By /s/ John P. Brennan
   --------------------------                  ----------------------------

Name:  Don Wetherhold                       Name:  John P. Brennan
       ----------------------                      ------------------------

Title: President                            Title: Sr. Vice President
       ----------------------                      ------------------------

Date:  October 24, 2000                     Date:  October 25, 2000
       ----------------------                      ------------------------

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